Filed pursuant to Rule 433

Registration Nos. 333-157418

and 333-157418-04

Free Writing Prospectus
Dated August 5, 2010

This is a corrected copy of the Free Writing Prospectus filed by CNH Capital Receivables LLC and CNH Equipment Trust 2010-B on August 4, 2010.

**PXING DETS** $753.451mm CNH Equipment Trust (CNH) 2010-B

Bookrunners:	BARC, BNP	SEC Registered
Co-Managers:	Citi, CRAG, Rabo, SocGen

CLS	$AMT(mm)	S&P/MDY/F	WAL	L.FINAL	BENCH+SPRD	CPN	YLD	$PRICE
A1	169.000	A-1+/P-1/F1+	0.43	09/02/11	IntL+0	0.57547	0.57547	100-00
A2	142.000	AAA/Aaa/AAA	0.99	01/15/13	EDSF+20	0.67	0.678	99.99309
A3	268.000	AAA/Aaa/AAA	2.15	11/17/14	IntS+25	1.03	1.042	99.97940
A4	146.950	AAA/Aaa/AAA	3.66	01/17/17	IntS+45	1.74	1.753	99.97658
B	27.501	A/A2/A	4.01	02/15/17	IntS+172	3.12	3.148	99.97155

• EXPECTED SETTLE	: 08/12/10	• 95% AG Collateral
• FIRST PAYMENT DATE	: 09/15/10	• Px Speed: 15% CPR, 10% Call
• BILL & DELIVER	: Barclays	• Expected Ratings: S&P/M/F
• ERISA ELIGIBLE	: Yes
• TIMING	: PRICED

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS SUPPLEMENT AND A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR, THE ISSUING ENTITY, AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THIS OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-888-603-5847.